SERVICES AGREEMENT


           This Services Agreement is between XCL Ltd., a Delaware Corporation ("XCL"), and Benjamin B. Blanchet d/b/a The Law Offices of Benjamin B. Blanchet ("Blanchet") for the provision of legal counsel services by Blanchet to XCL and its subsidiaries. By separate agreement, Blanchet is engaged as an officer/employee of XCL with a commitment to devote 80 hours per month to XCL in that capacity. To the extent that Blanchet devotes time to XCL in excess of that amount, such services will be subject to the terms and conditions of this agreement as follows.

           1. Blanchet is hereby engaged to act as counsel to XCL to perform such services as XCL may request of him in that capacity from time to time, provided that Blanchet shall be compensated for no more than 80 hours per month under this agreement in any calendar month. Hours in excess of 80 per calendar month shall carry forward to future months during the same calendar year. Any excess hours at the end of a calendar year may be considered by the Compensation Committee of the Board of Directors of XCL in determining if any additional compensation should be paid to Blanchet for the year in which such excess hours were incurred (which determination is in the complete discretion of such Committee). Excess hours will not carry forward from one year to the next. Amounts due under this agreement shall be paid to Blanchet monthly on the last business day of the month for the time devoted under this agreement that month. If any amounts due under this agreement in any month are in dispute, XCL shall timely pay all amounts not reasonably in dispute and if all amounts due under this agreement in any month are in dispute, XCL shall timely pay the amounts it reasonably estimates to be due for such month and XCL shall use its best efforts to resolve any such disputes at the earliest practicable date.

           2. At the effective time of this agreement, Blanchet's hourly rate is $250. Compensation for services under this agreement will be at the rate of $175 per hour. In consideration for this reduced hourly rate, XCL shall provide Blanchet with furnished office space and supplies, reasonable secretarial assistance, a reasonable library allowance, professional liability insurance in an amount agreed to by the parties, CLE, bar dues and other similar matters. In addition, Blanchet shall be entitled to reimbursement for expenses incurred by him in the performance of services under this agreement.

           3. Except to the extent prohibited by, and subject to the requirements of, law (including any fiduciary obligations Blanchet may owe XCL as an officer and director thereof) or the Louisiana Rules of Professional Responsibility, Blanchet shall be free to represent other clients and engage in business for his own account (which shall be covered by the professional liability insurance paid for by XCL), including representation of other clients in China, including representation of groups or entities that have officers or directors of XCL as principles. In such cases, Blanchet shall have no obligation to disclose such representations to XCL except as may be required by applicable law, the Louisiana Rules of Professional Responsibility, or policies adopted by XCL's Board of
Directors from time to time. Further, in such cases, subject to applicable law and the Louisiana Rules of
Professional Responsibility, Blanchet shall have no obligation to disclose to XCL any information received by him in connection with such representation or business undertaking, and XCL acknowledges and understands that Blanchet may be bound by confidentiality obligations prohibiting him from disclosing any information about such matters to XCL.

          4. If Blanchet reasonably requests a waiver of conflict of interest from XCL to enable him to represent another client, XCL will not unreasonably withhold its consent to such waiver of conflict of interest if XCL's Executive Committee determines that granting such waiver would not cause damage to or otherwise prejudice XCL's business, financial or other operations or prospects.

           5. In keeping time under this agreement, Blanchet shall report to XCL the number of hours per month that he devoted to XCL both under this agreement and as an employee and shall identify any reimbursable expenses and provide copies of receipts or other backup information with respect thereto (other than for de minimus expenses) as XCL may reasonably request. Hours shall first be credited against his obligations as an officer/employee of XCL (as described in that certain Employment Term Sheet dated August 1, 1997) and then under this agreement. Except to the extent reasonably requested to do so from time to time by XCL, Blanchet shall not be required to allocate the time he devotes to XCL under this agreement to specific XCL projects.

           6. XCL shall not be permitted to set off any amounts owed Blanchet pursuant to this agreement against amounts owed by Blanchet to XCL without Blanchet's prior written consent.

           7. This agreement may be terminated by either party at any time with or without cause.

           8. This agreement shall be construed in accordance with and governed by the laws of the State of Louisiana.

          Executed as of the 1st day of August, 1997.

                              XCL LTD.


                    By:________________________________

                    Name:______________________________

                    Title:_____________________________


                    ___________________________________
                         Benjamin B. Blanchet